Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 12, 2002 accompanying the consolidated financial statements of Frederick Brewing Co. included in this Form 10-KSB for the fiscal years ended December 31, 2001 and 2000. We hereby consent to the incorporation by reference of said report in the Registration Statement of Frederick Brewing Co. on Form S-8 (File No. 333-53971) effective May 29, 1998.

/s/    GRANT THORNTON LLP

Cleveland, Ohio
May 20, 2002